J.P.Morgan

AMENDMENT NO. 4 TO DEPOSIT AGREEMENT

           AMENDMENT NO. 4, dated as of                      , 2016 (the "Amendment"), to the Amended and Restated Deposit Agreement dated as of October 18, 2002, as amended as of June 29, 2007, August 13, 2007 and December 23, 2010 (as previously amended, the "Deposit Agreement") among CENTRAIS ELÉTRICAS BRASILEIRAS S.A. - ELETROBRÁS, incorporated under the laws of the Federative Republic of Brazil (herein called the "Company"), JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States, in its capacity as Depositary hereunder (herein called the "Depositary"), and all holders from time to time of American Depositary Shares issued thereunder.

W I T N E S S E T H:

WHEREAS, the Company and the Depositary executed the Deposit Agreement for the purposes set forth therein; and

WHEREAS, pursuant to paragraph (16) of the form of ADR set forth in Exhibit A to the Deposit Agreement, and all outstanding ADRs, the Company and the Depositary desire to amend certain terms of the Deposit Agreement and the ADRs, as further provided in this Amendment.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Depositary hereby agree to amend the Deposit Agreement as follows:

ARTICLE I
DEFINITIONS

SECTION 1.01.   Definitions.  Unless otherwise defined in this Amendment, all capitalized terms used, but not otherwise defined, herein shall have the meaning given to such terms in the Deposit Agreement. All references in the Deposit Agreement to the term “Deposit Agreement” shall, as of and effective from and after the date hereof, refer to the Deposit Agreement, as amended by this Amendment.

ARTICLE II
AMENDMENTS TO DEPOSIT AGREEMENT AND ADRS

Section 2.01.        Section 17(a) of the Deposit Agreement is amended to read as follows:

(a)	JPMorgan Chase Bank, N.A. 4 New York Plaza, Floor 12 New York, New York, 10004 Attention: Depositary Receipts Group Fax: (212) 552-1950

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Section 2.02.        Paragraph (7) of the form of ADR and all outstanding ADRs is amended by replacing the second reference to "U.S.$0.02" contained therein with "U.S.$0.04".

Section 2.03.        The form of ADR, and all outstanding ADR, each after giving effect to this Amendment, shall be in the form attached hereto as Exhibit A.

ARTICLE III
REPRESENTATIONS AND WARRANTIES

SECTION 3.01.   Representations and Warranties of the Company.  The Company represents and warrants to, and agrees with, the Depositary, that:

(a)  This Amendment, when executed and delivered by the Company, will be duly and validly authorized, executed and delivered by the Company, and it and the Deposit Agreement as amended hereby constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles; and

(b)  In order to ensure the legality, validity, enforceability or admissibility into evidence of this Amendment or the Deposit Agreement as amended hereby, neither of such agreements need to be filed or recorded with any court or other authority in the Federative Republic of Brazil, nor does any stamp or similar tax or governmental charge need to be paid in the Federative Republic of Brazil on or in respect of such agreements.

SECTION 3.02.    Representations and Warranties of the Depositary.  The Depositary represents and warrants to, and agrees with, the Company, that this Amendment, when executed and delivered by the Depositary, will be duly and validly authorized, executed and delivered by the Depositary, and it and the Deposit Agreement as amended hereby constitute the legal, valid and binding obligations of the Depositary, enforceable against the Depositary in accordance with their respective terms, subject to bankruptcy, insolvency, fraudulent transfer, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

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ARTICLE IV
MISCELLANEOUS

SECTION 4.01.    Effective Date.  This Amendment is dated as of the date set forth above and shall be effective thirty days after notice hereof is first provided to Holders.

SECTION 4.02.    Indemnification.  The parties hereto shall be entitled to the benefits of the indemnification provisions of the Deposit Agreement in connection with any and all liability it or they may incur as a result of the terms of this Amendment and the transactions contemplated herein.

SECTION 4.03.    Counterparts.   This Amendment may be executed in any number of counterparts, each of which shall be deemed an original and all of which taken together shall constitute one instrument.

SECTION 4.04.    Miscellaneous.   THIS AMENDMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE CONSTRUED IN ACCORDANCE WITH, AND GOVERNED BY, NEW YORK LAW.  Delivery of an executed signature page of this Deposit Agreement by facsimile or other electronic transmission (including “.pdf”. “.tif” or similar format) shall be effective as delivery of a manually executed counterpart hereof.

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IN WITNESS WHEREOF, CENTRAIS ELÉTRICAS BRASILEIRAS S.A. - ELETROBRÁS  and JPMORGAN CHASE BANK, N.A. have duly executed this Amendment No. 4 to Deposit Agreement as of the day and year first above set forth and all Owners and Holders of American Depositary Shares shall become parties hereto upon acceptance (or deemed acceptance) by them of American Depositary Shares issued in accordance with, or subject to, the terms hereof.

CENTRAIS ELÉTRICAS BRASILEIRAS S.A. - ELETROBRÁS By: ________________________________________ Name: Title: JPMORGAN CHASE BANK, N.A. By: ________________________________________ Name: Title:

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EXHIBIT A
ANNEXED TO AND INCORPORATED IN
AMENDMENT TO DEPOSIT AGREEMENT

No. of ADSs:
____ Number
Each ADS represents One Share CUSIP:

AMERICAN DEPOSITARY RECEIPT

evidencing

AMERICAN DEPOSITARY SHARES

representing

PREFERRED CLASS B SHARES, WITHOUT PAR VALUE

of

CENTRAIS ELÉTRICAS BRASILEIRAS S.A. - ELETROBRÁS

(Incorporated under the
laws of the Federative Republic of Brazil)

JPMORGAN CHASE BANK, N.A., a national banking association organized under the laws of the United States, as depositary hereunder (the "Depositary"), hereby certifies that   is the registered owner (a "Holder") of   American Depositary Shares ("ADSs"), each (subject to paragraph (13)) representing one preferred class B share, without par value (including the rights to receive Shares described in paragraph (1), "Shares" and, together with any other securities, cash or property from time to time held by the Depositary in respect or in lieu of deposited Shares, the "Deposited Securities"), of CENTRAIS ELÉTRICAS BRASILEIRAS S.A. - ELETROBRÁS, a corporation organized under the laws of the Federative Republic of Brazil (the "Company"), deposited at the Rio de Janeiro office of Camara de Liquidacao e Custódia S.A., as Custodian (subject to paragraph (15), the "Custodian"), under the Amended and Restated Deposit Agreement dated as of October 18, 2002 (as further amended from time to time, the "Deposit Agreement") among the Company, the Depositary and all Holders from time to time of American Depositary Receipts issued thereunder ("ADRs"), each of whom by accepting an ADR becomes a party thereto.  The Deposit Agreement and this ADR (which includes the provisions set forth on the reverse hereof) shall be governed by and construed in accordance with the laws of the State of New York.

(1)  Issuance of ADRs.  This ADR is one of the ADRs issued under the Deposit Agreement.  Subject to paragraph (4), the Depositary may so issue ADRs for delivery at the Transfer Office (defined in paragraph (3)) only against deposit with the Custodian of:  (a) Shares in form satisfactory to the Custodian; (b) rights to receive Shares from the Company or any registrar or transfer agent of the Company or other entity recording Share ownership or transactions on behalf of the Company; or, (c) unless requested in writing by the Company to cease doing so at least two business days in advance of the proposed deposit, other rights to receive Shares (until such Shares are actually deposited pursuant to (a) or (b) above, "Pre-released ADRs") only if (i) Pre-released ADRs are fully collateralized (marked to market daily) with cash or U.S. government securities held by the Depositary for the benefit of Holders (but such collateral shall not constitute "Deposited Securities"), (ii) each recipient of Pre-released ADRs represents and agrees in writing with the Depositary that such recipient or its customer (a) beneficially owns such Shares, (b) assigns all beneficial right, title and interest therein to the Depositary for the benefit of the Holders, (c) holds such Shares in trust for the account of the Depositary and (d) will deliver such Shares to the Custodian as soon as practicable and promptly but in no event more than five business days after demand therefor and (iii) all Pre-released ADRs evidence not more than 20% of all ADSs (excluding those evidenced by Pre-released ADRs).  The Depositary may retain for its own account any earnings on collateral for Pre-released ADRs and its charges for issuance thereof.  At the request, risk and expense of the person depositing Shares, the Depositary may accept deposits for forwarding to the Custodian and may deliver ADRs at a place other than its office.  Every person depositing Shares under the Deposit Agreement represents and warrants that such Shares are validly issued and outstanding, fully paid, nonassessable and free of pre-emptive rights, that the person making such deposit is duly authorized so to do and that such Shares (A) are not "restricted securities" as such term is defined in Rule 144 under the Securities Act of 1933 unless at the time of deposit they may be freely transferred in accordance with Rule 144(k) and may otherwise be offered and sold freely in the United States or (B) have been registered under the Securities Act of 1933.  Such representations and warranties shall survive the deposit of Shares, issuance of ADRs, the transfer of ADRs and the withdrawal of Shares in respect of surrendered ADRs.  The Depositary will not knowingly accept for deposit under the Deposit Agreement any Shares required to be registered under the Securities Act of 1933 and not so registered; the Depositary shall use its reasonable commercial efforts to refuse to accept for such deposit any Shares identified by the Company in order to facilitate the Company's compliance with such Act.

(2)  Withdrawal of Deposited Securities.  Subject to paragraphs (4) and (5) and to the provisions of or governing Deposited Securities (including the Company's estatuto or applicable law), upon surrender of (i) a certificated ADR in form satisfactory to the Depositary at the Transfer Office or (ii) proper instructions and documentation in the case of a Direct Registration ADR, the Holder hereof is entitled to delivery at the Custodian's office of the Deposited Securities at the time represented by the ADSs evidenced by this ADR.  At the request, risk and expense of the Holder hereof, the Depositary may deliver such Deposited Securities at such other place as may have been requested by the Holder.  Notwithstanding any other provision of the Deposit Agreement or this ADR, the withdrawal of Deposited Securities may be restricted only for the reasons set forth in General Instruction I.A.(1) of Form F-6 (as such instructions may be amended from time to time) under the Securities Act of 1933.

(3)  Transfers of ADRs.  The Depositary or its agent will keep, at a designated transfer office in the Borough of Manhattan, The City of New York (the "Transfer Office"), (a) a register (the "ADR Register") for the registration, registration of transfer, combination and split-up of ADRs and, in the case of Direct Registration ADRs, shall include the Direct Registration System, which at all reasonable times will be open for inspection by Holders and the Company for the purpose of communicating with Holders in the interest of the business of the Company or a matter relating to the Deposit Agreement and (b) facilities for the delivery and receipt of ADRs.  The term ADR Register includes the Direct Registration System.   Title to this ADR (and to the Deposited Securities represented by the ADSs evidenced hereby), when properly endorsed (in the case of ADRs in certificated form) or upon delivery to the Depositary of proper instruments of transfer, or accompanied by proper instruments of transfer, is transferable by delivery with the same effect as in the case of negotiable instruments under the laws of the State of New York; provided that the Depositary and the Company, notwithstanding any notice to the contrary, may treat the person in whose name this ADR is registered on the ADR Register as the absolute owner hereof for all purposes.  Subject to paragraphs (4) and (5), this ADR is transferable on the ADR Register and may be split into other ADRs or combined with other ADRs into one ADR, evidencing the same number of ADSs evidenced by this ADR, by the Holder hereof or by duly authorized attorney upon surrender of this ADR at the Transfer Office properly endorsed or accompanied by proper instruments of transfer and duly stamped as may be required by applicable law; provided that the Depositary may close the ADR Register at any time or from time to time when deemed expedient by it in connection with the performance of its duties hereunder, after making reasonable efforts to consult with the Company if practicable in the case of any closure outside of the ordinary course of business, or as reasonably requested by the Company. At the request of a Holder, the Depositary shall, for the purpose of substituting a certificated ADR with a Direct Registration ADR, or vice versa, execute and deliver a certificated ADR or a Direct Registration ADR, as the case may be, for any authorized number of ADSs requested, evidencing the same aggregate number of ADSs as those evidenced by the certificated ADR or Direct Registration ADR, as the case may be, substituted.

(4)  Certain Limitations.  Prior to the issue, registration, registration of transfer, split-up or combination of any ADR, the delivery of any distribution in respect thereof, or, subject to the last sentence of paragraph (2), the withdrawal of any Deposited Securities, and from time to time in the case of clause (b)(ii) of this paragraph (4), the Company, the Depositary or the Custodian may require:  (a) payment with respect thereto of (i) any stock transfer or other tax or other governmental charge, (ii) any stock transfer or registration fees in effect for the registration of transfers of Shares or other Deposited Securities upon any applicable register and (iii) any applicable charges as provided in paragraph (7) of this ADR; (b) the production of proof satisfactory to it of (i) the identity and genuineness of any signature and (ii) such other information, including, without limitation, information as to citizenship, residence, exchange control approval, beneficial ownership of ADRs, Deposited Securities or other securities, compliance with applicable law, regulations, provisions of or governing Deposited Securities and terms of the Deposit Agreement and this ADR, as it may deem necessary or proper; and (c) compliance with such regulations as the Depositary may establish consistent with the Deposit Agreement and any regulations which the Depositary is informed of in writing by the Company which are deemed desirable by the Depositary, the Company or the Custodian to facilitate compliance with any applicable rules or regulations of the Banco Central do Brasil (the "Central Bank") or Comissão de Valores Mobiliários.  The issuance of ADRs, the acceptance of deposits of Shares, the registration, registration of transfer, split-up or combination of ADRs or, subject to the last sentence of paragraph (2), the withdrawal of Deposited Securities may be suspended, generally or in particular instances, when the ADR Register or any register for Deposited Securities is closed or when any such action is deemed necessary or advisable by the Depositary or the Company.

(5)  Taxes.  If any tax or other governmental charge shall become payable by or on behalf of the Custodian, the Depositary or the Company with respect to this ADR, any Deposited Securities represented by the ADSs evidenced hereby or any distribution thereon, such tax or other governmental charge shall be paid by the Holder hereof to the Depositary.  The Depositary may refuse to effect any registration, registration of transfer, split-up or combination hereof or, subject to the last sentence of paragraph (2), any withdrawal of such Deposited Securities until such payment is made.  The Depositary may also deduct from any distributions on or in respect of Deposited Securities, or may sell by public or private sale for the account of the Holder hereof any part or all of such Deposited Securities (after attempting by reasonable means to notify the Holder hereof prior to such sale), and may apply such deduction or the proceeds of any such sale in payment of such tax or other governmental charge, the Holder hereof remaining liable for any deficiency, and shall reduce the number of ADSs evidenced hereby to reflect any such sales of Shares.  The Depositary will forward to the Company in a timely fashion such information from its records as the Company may reasonably request to enable the Company to file necessary reports with governmental authorities or agencies, and either the Company or the Depositary may file any such reports necessary to obtain benefits under any applicable tax treaties for Holders.  The Depositary shall cooperate with the Company in the Company's efforts to make and maintain arrangements enabling Holders to receive any tax credits or other benefits (pursuant to treaty or otherwise) relating to dividend payments on the ADSs, and the Depositary shall, to the extent reasonably practicable, provide the Company with such documents as the Company may reasonably request to maintain such arrangements.  In connection with any distribution to Holders, the Company will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Company; and the Depositary and the Custodian will remit to the appropriate governmental authority or agency all amounts (if any) required to be withheld and owing to such authority or agency by the Depositary or the Custodian.  If the Depositary determines that any distribution in property other than cash (including Shares or rights) on Deposited Securities is subject to any tax that the Depositary or the Custodian is obligated to withhold, the Depositary may, after consultation with the Company to the extent practicable, dispose of all or a portion of such property in such amounts and in such manner as the Depositary deems necessary and practicable to pay such taxes, by public or private sale, and the Depositary shall distribute the net proceeds of any such sale or the balance of any such property after deduction of such taxes to the Holders entitled thereto.

(6)           Disclosure of Interests.  To the extent that the provisions of or governing any Deposited Securities (including the Company's estatuto or applicable law) may require disclosure of or impose limits on beneficial or other ownership of Deposited Securities, other Shares and other securities and may provide for blocking transfer, voting or other rights to enforce such disclosure or limits, Holders agree to comply with all such disclosure requirements and ownership limitations and to cooperate with the Depositary in the Depositary's compliance with any Company instructions in respect thereof, and the Depositary shall use its reasonable commercial efforts to comply, to the extent practicable, with such Company instructions.

(7)  Charges of Depositary.  The Depositary may collect from (i) each person to whom ADSs are issued, including, without limitation, issuances against deposits of Shares, issuances in respect of Share Distributions, Rights and Other Distributions (as such terms are defined in paragraph (10)), issuances pursuant to a stock dividend or stock split declared by the Company, or issuances pursuant to a merger, exchange of securities or any other transaction or event affecting the ADSs or the Deposited Securities, and (ii) each person surrendering ADSs for withdrawal of Deposited Securities or whose ADSs are cancelled or reduced for any other reason, U.S.$5.00 for each 100 ADSs (or portion thereof) issued, delivered, reduced, cancelled or surrendered (as the case may be). The Depositary may sell (by public or private sale) sufficient securities and property received in respect of Share Distributions, Rights and Other Distributions prior to such deposit to pay such charge. The following additional charges shall be incurred by the Holders, by any party depositing or withdrawing Shares or by any party surrendering ADSs, to whom ADSs are issued (including, without limitation, issuance pursuant to a stock dividend or stock split declared by the Company or an exchange of stock regarding the ADSs or the Deposited Securities or a distribution of ADSs pursuant to paragraph (10)), whichever is applicable (i) a fee of U.S.$0.02 or less per ADS (or portion thereof) for any Cash distribution made pursuant to the Deposit Agreement, (ii) to the extent not prohibited by the rules of the primary stock exchange upon which the ADSs are listed, a fee of U.S.$1.50 per ADR or ADRs for transfers made pursuant to paragraph (3) hereof, (iii) a fee for the distribution or sale of securities pursuant to paragraph (10) hereof, such fee being in an amount equal to the fee for the execution and delivery of ADSs referred to above which would have been charged as a result of the deposit of such securities (for purposes of this paragraph (7) treating all such securities as if they were Shares) but which securities or the net cash proceeds from the sale thereof are instead distributed by the Depositary to Holders entitled thereto, (iv) a fee of U.S.$0.04 per ADS (or portion thereof) per year for the services performed by the Depositary in administering the ADRs (which fee shall be assessed against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions), and (v) such fees and expenses as are incurred by the Depositary (including without limitation expenses incurred on behalf of Holders in connection with compliance with foreign exchange control regulations or any law or regulation relating to foreign investment) in delivery of Deposited Securities or otherwise in connection with the Depositary's or its Custodian's compliance with applicable law, rule or regulation. The Company will pay all other charges and expenses of the Depositary and any agent of the Depositary (except the Custodian) pursuant to agreements from time to time between the Company and the Depositary, except (i) stock transfer or other taxes and other governmental charges (which are payable by Holders or persons depositing Shares), (ii) cable, telex and facsimile transmission and delivery charges incurred at the request of persons depositing, or Holders delivering Shares, ADRs or Deposited Securities (which are payable by such persons or Holders), (iii) transfer or registration fees for the registration or transfer of Deposited Securities on any applicable register in connection with the deposit or withdrawal of Deposited Securities (which are payable by persons depositing Shares or Holders withdrawing Deposited Securities; there are no such fees in respect of the Shares as of the date of the Deposit Agreement), (iv) expenses of the Depositary in connection with the conversion of foreign currency into U.S. dollars (which are paid out of such foreign currency), and (v) any other charge payable by any of the Depositary, any of the Depositary’s agents, including, without limitation, the custodian, or the agents of the Depositary’s agents in connection with the servicing of the Shares or other Deposited Securities (which charge shall be assessed against Holders as of the record date or dates set by the Depositary and shall be payable at the sole discretion of the Depositary by billing such Holders or by deducting such charge from one or more cash dividends or other cash distributions). Such charges may at any time and from time to time be changed by agreement between the Company and the Depositary.

(8)  Available Information.  The Deposit Agreement, the provisions of or governing Deposited Securities and any written communications from the Company, which are both (a) received by the Depositary, Custodian or the nominee of either as a holder of Deposited Securities and (b) made generally available to the holders of Deposited Securities, are available for inspection by Holders at the offices of the Depositary and the Custodian and at the Transfer Office.  The Depositary will mail copies of such communications (or English translations or summaries thereof) to Holders when furnished by the Company. The Company is subject to the periodic reporting requirements of the Securities Exchange Act of 1934 and accordingly files certain reports with the United States Securities and Exchange Commission (the "Commission").  Such reports and other information may be inspected and copied at public reference facilities maintained by the Commission located at the date hereof at 100 F Street, NE, Washington, DC 20549.

(9)  Execution.  This ADR shall not be valid for any purpose unless executed by the Depositary by the manual or facsimile signature of a duly authorized officer of the Depositary.

Dated:

JPMORGAN CHASE BANK, N.A., as Depositary By ____________________________ Authorized Officer

The Depositary's office is located at 4 New York Plaza, Floor 12, New York, New York, 10004.

[FORM OF REVERSE OF RECEIPT]

(10)  Distributions on Deposited Securities.  Subject to paragraphs (4) and (5), to the extent practicable, the Depositary will, as promptly as practicable, distribute by mail to each Holder entitled thereto on the record date set by the Depositary therefor at such Holder's address shown on the ADR Register, in proportion to the number of Deposited Securities (on which the following distributions on Deposited Securities are received by the Custodian) represented by ADSs evidenced by such Holder's ADRs:  (a) Cash:  Any U.S. dollars available to the Depositary resulting from a cash dividend or other cash distribution or the net proceeds of sales of any other distribution or portion thereof authorized in this paragraph (10) ("Cash"), on an averaged or other practicable basis, subject to appropriate adjustments for (i) taxes or other governmental charges withheld, (ii) such distribution being impermissible or impracticable with respect to certain Holders, and (iii) deduction of the Depositary's expenses in (1) converting any foreign currency to U.S. dollars by sale or in such other manner as the Depositary may determine to the extent that it determines that such conversion may be made on a reasonable basis, (2) transferring foreign currency or U.S. dollars to the United States by such means as the Depositary may determine to the extent that it determines that such transfer may be made on a reasonable basis, (3) obtaining any approval or license of any governmental authority required for such conversion or transfer, which is obtainable at a reasonable cost and within a reasonable time and (4) making any sale by public or private means in any commercially reasonable manner.  If the Company shall have advised the Depositary pursuant to the provisions of the Deposit Agreement that any such conversion, transfer or distribution can be effected only with the approval or license of the Brazilian government or any agency thereof or the Depositary shall become aware of any other governmental approval or license required therefor, the Depositary shall apply for such approval or license, if any, as the Company or its Brazilian counsel may reasonably instruct in writing or as the Depositary may deem desirable, including, without limitation, Central Bank registration.  Whenever the Depositary or the Custodian shall receive foreign currency, as a cash dividend or other cash  distribution or as the net proceeds from the sale of securities, property or rights, which, in the judgment of the Depositary can then be converted on a reasonable basis into U.S. dollars and distributed to Holders entitled thereto in the United States, the Depositary shall convert or cause to be converted, as promptly as practicable, by sale or in any other manner that it may determine, such foreign currency into U.S. dollars and shall transfer the resulting U.S. dollars (net of its reasonably and customary charges and expenses in effecting such conversion) to the United States.  If at any time the Depositary shall, after consultation with the Company if practicable, determine that in its reasonable judgment any foreign currency received by the Depositary is not convertible on a reasonable basis into U.S. dollars transferable to the United States, or if any approval or license of any governmental authority or agency thereof that is required for such conversion is denied or in the opinion of the Depositary is not obtainable at a reasonable cost or within a reasonable period, the Depositary shall, subject to applicable laws and regulations, (a) to the extent requested to do so in writing by Holders entitled to receive the same, distribute the foreign currency (or an appropriate document evidencing the right to receive such foreign currency) to such Holders or, to the extent not so requested, (b) hold such foreign currency (without liability for interest thereon or the investment thereof but with adjustment to take account of Brazilian inflation to the extent permitted by applicable law) for the respective accounts of the other Holders entitled to receive the same.  If at the time the Depositary shall determine that in its judgment any U.S. dollars received by the Depositary upon conversion of foreign currency are not transferable into the United States, or if any approval or license of any governmental authority or agency thereof that is required for such transfer is denied or in the opinion of the Depositary is not obtainable at a reasonable cost or within a reasonable period, the Depositary shall hold such U.S. dollars (without liability for interest thereon or investment thereof) for the respective accounts of the Holders entitled to receive the same.  If any such conversion of foreign currency and transfer into U.S. dollars, in whole or in part, can be effected for distribution to some but not all of the Holders entitled thereto, the Depositary may, in its reasonable discretion make such conversion and distribution in U.S. dollars to the extent permissible to the Holders entitled thereto and may distribute the balance of the foreign currency received by the Depositary to, or hold such balance (without liability for interest thereon or investment thereof) for the respective accounts of, the Holders entitled thereto for whom such conversion and distribution is not practicable; (b) Shares:  (i) Additional ADRs evidencing whole ADSs representing any Shares available to the Depositary resulting from a dividend or free distribution on Deposited Securities consisting of Shares (a "Share Distribution") and (ii) U.S. dollars available to it resulting from the net proceeds of sales of Shares received in a Share Distribution, which Shares would give rise to fractional ADSs if additional ADRs were issued therefor, as in the case of Cash. (c) Rights:  (i) Warrants or, in the discretion of the Depositary, other instruments representing rights to acquire additional ADRs in respect of any rights to subscribe for additional Shares or rights of any nature available to the Depositary as a result of a distribution on Deposited Securities ("Rights"), to the extent that the Company timely furnishes to the Depositary evidence satisfactory to the Depositary that the Depositary may lawfully distribute same (the Company has no obligation to so furnish such evidence), or (ii) to the extent the Company does not so furnish such evidence and sales of Rights are practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Rights as in the case of Cash, or (iii) to the extent the Company does not so furnish such evidence and such sales cannot practicably be accomplished by reason of the nontransferability of the Rights, limited markets therefor, their short duration or otherwise, nothing (and any Rights may lapse).  The Depositary will not offer Rights to Holders having an address in the United States (as defined in Regulation S), unless and until (i) a registration statement under the Securities Act of 1933 covering such offering is in effect or (ii) the Depositary receives an opinion of counsel for the Company in the United States satisfactory to the Depositary to the effect that the offering and sale of the Rights and the securities for which they are exercisable to such Holders are exempt from registration under the Securities Act of 1933.  The Company shall have no obligation to register the Rights or any such securities under the Securities Act of 1933.  (d) Other Distributions:  (i) securities or property available to the Depositary resulting from any distribution on Deposited Securities other than Cash, Share Distributions and Rights  ("Other Distributions"), by any means that the Depositary may deem equitable and practicable, or (ii) to the extent the Depositary deems distribution of such securities or property not to be equitable and practicable, any U.S. dollars available to the Depositary from the net proceeds of sales of Other Distributions as in the case of Cash.  Distributions of U.S. dollars pursuant to any clause of this paragraph (10) will be by checks drawn on a bank in the United States for whole dollars and cents (any fractional cents being withheld without liability for interest and added to future distributions of U.S. dollars).

(11)  Record Dates.  The Depositary shall, after consultation with the Company if practicable, fix a record date (which shall be as near as practicable to any corresponding record date set by the Company) for the determination of the Holders who shall be entitled to receive any distribution on or in respect of Deposited Securities or the net proceeds thereof, to give instructions for the exercise of any voting rights in respect of Deposited Securities, to receive any notice or to act in respect of other matters and only such Holders at the close of business on such record date shall be so entitled.

(12)  Voting of Deposited Securities.  Under the Brazilian Corporate Law (Law 6404 of December 15, 1976) and the by-laws of the Company on the date of the Deposit Agreement, the Shares have general voting rights only so long as the Company has failed for three consecutive fiscal years to pay a minimum dividend on the Shares of 25% of the Company's net profits; otherwise the Shares have no voting rights in respect of any matters except changes to the Company's capital structure which adversely affect the Shares.  As soon as practicable after receipt from the Company of notice of any meeting or solicitation of consents or proxies of holders of Shares or other Deposited Securities, unless the Company informs the Depositary otherwise in order to comply with applicable law, the Depositary shall mail to Holders a notice stating (a) such information as is contained in such notice and any solicitation materials (or a summary thereof in English provided by the Company), (b) that each Holder at the close of business on the record date set by the Depositary therefor will be entitled, subject to any applicable provisions of Brazilian law and the Company's estatuto, to instruct the Depositary as to the exercise of the voting rights, if any, pertaining to the Deposited Securities represented by the ADSs evidenced by such Holders' ADRs and (c) the manner in which such instructions may be given, including instructions (or deemed instructions in accordance with the last sentence of this paragraph) to give a proxy to a person designated by the Company.  Upon receipt of instructions of a Holder on such record date in the manner and on or before the date established by the Depositary for such purpose, the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities to vote or cause to be voted (or, as described below, to grant a proxy to a person designated by the Company to vote) the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs in accordance with such instructions.  The Depositary will not itself exercise any voting discretion in respect of any Deposited Securities.  To the extent such instructions are not so received by the Depositary from any Holder and to the extent permitted under applicable law, the Depositary shall deem such Holder to have so instructed the Depositary to give a proxy to a person designated by the Company to vote in the same manner as the holders of the majority of Shares voted at the relevant meeting and the Depositary shall endeavor insofar as practicable and permitted under the provisions of or governing Deposited Securities, including applicable law, to give such a proxy to a person designated by the Company to vote the Deposited Securities represented by the ADSs evidenced by such Holder's ADRs as to which such instructions are so deemed given; provided that no such instruction shall be deemed given and no such proxy shall be given with respect to any matter to which the Company informs the Depositary (and the Company agrees to provide such information promptly in writing) that the Company does not wish such proxy given; provided, further, that such Deposited Securities shall in such event be counted for the purpose of satisfying applicable quorum requirements unless the Company determines otherwise; and provided, further that the Depositary shall not be obligated to give any such proxy unless and until the Depositary has been provided with an opinion, which may be given at the time of entering into the Deposit Agreement, of Brazilian counsel to the Company, in form and substance satisfactory to the Depositary, to the effect that (i) the granting of such proxy does not subject the Depositary to any reporting obligations in Brazil, (ii) the granting of such proxy will not result in a violation of Brazilian law and (iii) the voting arrangement and proxy as contemplated herein will be given effect under Brazilian law.  If after the date such opinion is delivered to the Depositary the Company is advised by counsel that there has occurred a change in Brazilian law such that the foregoing opinion could no longer be rendered favorably in whole or in part, the Company shall promptly notify the Depositary of such change and the Depositary shall thereafter have no obligation to give any such proxy.  The Company agrees to direct its counsel to inform it of any such changes in Brazilian law.  Subject to the rules of any securities exchange on which the Deposited Securities are listed, the Depositary shall use its reasonable efforts to deliver to the extent practicable, at least two business days prior to the date such meeting, to the Company voting instructions received (or deemed received) from Holders.

(13)  Changes Affecting Deposited Securities.  Upon any change in par value, split-up, consolidation, cancellation or any other reclassification of Deposited Securities, or upon any recapitalization, reorganization, merger, consolidation, liquidation or sale of all or substantially all of the assets of the Company or to which it is a party, any securities, cash or other property that shall be received by the Depositary in exchange for, or in conversion or replacement of, Deposited Securities shall be treated as Deposited Securities under this Deposit Agreement, and the ADRs shall thenceforth evidence ADSs representing the right to receive the Deposited Securities as so reconstituted, subject to the provisions of the following sentence.  In any such case the Depositary may with the Company's approval (which approval shall not be unreasonably withheld), and shall if the Company shall so reasonably request, subject to this Deposit Agreement, distribute any part of the securities, cash or other property so received or execute and deliver additional ADRs as in the case of a dividend of Shares, in either case in accordance with paragraph (10), and thereafter the Depositary may, in its discretion but with the prior approval of the Company (which approval shall not be unreasonably withheld), call for the surrender of outstanding ADRs to be exchanged for new ADRs specifically describing such newly received Deposited Securities to the extent not so distributed.

(14)  Exoneration. The Depositary, the Company, their agents and each of them shall: (a) incur no liability (i) if law, rule or regulation of the United States, Brazil or any other country or of any other governmental or regulatory authority or stock exchange or the Company's estatuto, the provisions of or governing any Deposited Securities, the issuance of any securities by the Company, any act of God, war or other circumstance beyond its control shall prevent, delay or subject to any civil or criminal penalty any act which the Deposit Agreement or this ADR provides shall be done or performed by it, or (ii) by reason of any exercise or failure to exercise any discretion given it in the Deposit Agreement or this ADR or the Company's estatuto; (b) assume no liability except to perform its obligations (other than those directly related to the handling of Deposited Securities and Cash) to the extent they are specifically set forth in this ADR and the Deposit Agreement without gross negligence or bad faith; (c) assume no liability except to perform its obligations directly related to the handling of Deposited Securities and Cash to the extent they are specifically set forth in this ADR and the Deposit Agreement without negligence or bad faith; (d) in the case of the Depositary and its agents hereunder, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR; (e) in the case of the Company and its agents hereunder, be under no obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Securities or this ADR, which in its opinion may involve it in expense or liability, unless indemnity satisfactory to it against all expense (including fees and disbursements of counsel) and liability be furnished as often as may be required; or (f) not be liable for any action or inaction by it in reliance upon the advice of or information from legal counsel, accountants, any person presenting Shares for deposit, any Holder, or any other person believed by it to be competent to give such advice or information.  The Depositary, its agents and the Company may rely and shall be protected in acting upon any notice, request, direction or other communication believed by them in good faith to be genuine and to have been signed or presented by the proper party or parties.The Depositary may rely upon instructions from the Company or its Brazilian counsel in respect of any approval or license of the Brazilian government or any agency thereof required for any currency conversion, transfer or distribution.  The Depositary and its agents will not be responsible for any failure to carry out any instructions to vote any of the Deposited Securities, for the manner in which any such vote is cast or for the effect of any such vote, provided that such action or inaction is in good faith.  Subject to the Company's estatuto and the Deposit Agreement, the Depositary and its agents may own and deal in any class of securities of the Company and its affiliates and in ADSs.  The Company has agreed to indemnify the Depositary and its agents under certain circumstances and the Depositary has agreed to indemnify the Company against losses incurred by the Company to the extent such losses are due to the negligence or bad faith of the Depositary.  No disclaimer of liability under the Securities Act of 1933 is intended by any provision hereof.

(15)  Resignation and Removal of Depositary; the Custodian. The Depositary may resign as Depositary by written notice of its election to do so delivered to the Company, or be removed as Depositary by the Company by written notice of such removal delivered to the Depositary; such resignation or removal shall take effect upon the appointment of and acceptance by a successor depositary.  The Depositary may appoint substitute or additional Custodians and the term "Custodian" refers to each Custodian or all Custodians as the context requires.

(16)  Amendment.  Subject to the last sentence of paragraph (2), the ADRs and the Deposit Agreement may be amended by the Company and the Depositary, provided that any amendment that imposes or increases any fees or charges (other than stock transfer or other taxes and other governmental charges, transfer or registration fees, cable, telex or facsimile transmission costs, delivery costs or other such expenses), or that shall otherwise prejudice any substantial existing right of Holders, shall become effective 30 days after notice of such amendment shall have been given to the Holders.  Every Holder of an ADR at the time any amendment to the Deposit Agreement so becomes effective shall be deemed, by continuing to hold such ADR, to consent and agree to such amendment and to be bound by the Deposit Agreement as amended thereby.  In no event shall any amendment impair the right of the Holder of any ADR to surrender such ADR and receive the Deposited Securities represented thereby, except in order to comply with mandatory provisions of applicable law. Any amendments or supplements which (i) are reasonably necessary (as agreed by the Company and the Depositary) in order for (a) the ADSs to be registered on Form F-6 under the Securities Act of 1933 or (b) the ADSs or Shares to be traded solely in electronic book-entry form and (ii) do not in either such case impose or increase any fees or charges to be borne by Holders, shall be deemed not to prejudice any substantial rights of Holders.   Notwithstanding the foregoing, if any governmental body should adopt new laws, rules or regulations which would require amendment or supplement of the Deposit Agreement or the form of ADR to ensure compliance therewith, the Company and the Depositary may amend or supplement the Deposit Agreement and the ADR at any time in accordance with such changed rules.  Such amendment or supplement to the Deposit Agreement in such circumstances may become effective before a notice of such amendment or supplement is given to Holders or within any other period of time as required for compliance.

(17)  Termination.  The Depositary shall at the written direction of the Company, terminate the Deposit Agreement and this ADR by mailing notice of such termination to the Holders at least 30 days prior to the date fixed in such notice for such termination.  The Depositary may terminate this Deposit Agreement, after giving the notice set forth in the preceding sentence of this paragraph (17) at any time after 45 days has elapsed after the Depositary shall have delivered to the Company its written resignation, provided that no successor depositary shall have been appointed and accepted its appointment as provided in Section 13 of the Deposit Agreement and paragraph (15) of this ADR before the end of such 45 days.  After the date so fixed for termination, the Depositary and its agents will perform no further acts under the Deposit Agreement and this ADR, except to receive and hold (or sell) distributions on Deposited Securities and deliver Deposited Securities being withdrawn together with any such distributions on Deposited Securities (without liability for interest) and any net proceeds of the sale of any Rights or other property, without liability for interest, as the Depositary may reasonably effect.  As soon as practicable after the expiration of six months from the date so fixed for termination, the Depositary shall sell the Deposited Securities and shall thereafter (as long as it may lawfully do so) hold in a segregated account the net proceeds of such sales, together with any other cash then held by it under the Deposit Agreement, without liability for interest, in trust for the pro rata benefit of the Holders of ADRs not theretofore surrendered.  After making such sale, the Depositary shall be discharged from all obligations in respect of the Deposit Agreement and this ADR, except to account for such net proceeds and other cash and for its obligations under Section 16 of the Deposit Agreement.  After the date so fixed for termination, the Company shall be discharged from all obligations under the Deposit Agreement except for its obligations to the Depositary and its agents under paragraph (7) hereof and Section 16 of the Deposit Agreement.